UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             EXIT FILING

QUINTILES TRANSNATIONAL CORP.
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
748767100
(CUSIP NUMBER)
12/31/98
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

               (X)  RULE 13D-1(B)
               ( )  RULE 13D-1(C)
               ( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

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CUSIP NO. 748767100            13G       PAGE 2 OF 5 PAGES

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    QUINTILES TRANSNATIONAL CORP.                56-1714315
    EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    NORTH CAROLINA

5.  SOLE VOTING POWER
    336,719  SHARES
6.  SHARED VOTING POWER
    1,693,689 SHARES
7.  SOLE DISPOSITIVE POWER
    343,369 SHARES
8.  SHARED DISPOSITIVE POWER
    1,693,739 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,037,108 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.6%

12.  TYPE OF REPORTING PERSON*

     EP
CUSIP NO. 748767100           SCHEDULE 13G        PAGE 3 OF 5 PAGES

ITEM 1.
  (A)  NAME OF ISSUER

       QUINTILES TRANSNATIONAL CORP.

  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

       P.O. BOX 13979
       RESEARCH TRIANGLE PARK, NC 27709-3979

ITEM 2.

     (A)  NAME OF PERSON FILING

          QUINTILES TRANSNATIONAL CORP.
          EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          C/O STATE STREET BANK AND TRUST COMPANY, TRUSTEE
          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          NORTH CAROLINA


     (D)  TITLE OF CLASS OF SECURITIES

          COMMON STOCK

     (E)  CUSIP NUMBER

          748767100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (F) EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE SECTION 240.13d-1(b)(1)(ii)(F)

                                             PAGE 4 OF 5 PAGES
ITEM 4. OWNERSHIP
  (A)  AMOUNT BENEFICIALLY OWNED
       2,037,108 SHARES
  (B)  PERCENT OF CLASS
       2.6%
  (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE
         336,719 SHARES
   (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
         1,693,689 SHARES
  (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         343,369 SHARES
   (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         1,693,739 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

                                        PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE TEH EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.

          THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO
RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         5 MARCH 1999

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE

                         /s/ Mary Sue Spain
                         Assistant Vice President